                                                                    Exhibit 12.1

Ratio of Earnings to Fixed Charges:

                           Fiscal Year Ended December 31,      Nine Months Ended
                         ---------------------------------- ------------------------
                                                            October 1, September 29,
                          1995   1996   1997   1998   1999     1999        2000
                         ------ ------ ------ ------ ------ ---------- -------------
Net Income.............. $141.4 $246.3 $188.6 $192.2 $261.6   $187.3      $236.4
Fixed Charges:
  Interest Expense......    7.5   15.2   13.0   26.3   16.7     15.2        19.8
  Rent Expense..........   22.0   23.0   25.0   32.0   34.0     25.5        28.5
                         ------ ------ ------ ------ ------   ------      ------
    Total fixed
     charges............   29.5   38.2   38.0   58.3   50.7     40.7        48.3
Ratio of earnings to
 fixed charges..........    4.8    6.4    5.0    3.3    5.2      4.6         4.9
                         ====== ====== ====== ====== ======   ======      ======

NOTES:

  These ratios include Danaher Corporation and its consolidated subsidiaries. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges for the periods indicated. For these ratios, earnings consist of net income and fixed charges consist of interest and rent expenses.